UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Kosmos Energy Ltd.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

G5315B107

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. G5315B107	Page 2 of 25 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 118,316,712(1)(2)
	7.	Sole Dispositive Power: 118,316,712
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 118,316,712(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 30.3%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 3 of 25 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners (Cayman) IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 1,929,515(1)(2)
	7.	Sole Dispositive Power: 1,929,515
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,929,515(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 4 of 25 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) IV-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 3,120,870(1)(2)
	7.	Sole Dispositive Power: 3,120,870
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,120,870(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.8%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 5 of 25 Pages

1.	Name of Reporting Persons: Blackstone Participation Partnership (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 351,839(1)(2)
	7.	Sole Dispositive Power: 351,839
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 351,839(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 6 of 25 Pages

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 120,246,227(1)(2)
	7.	Sole Dispositive Power: 120,246,227
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 120,246,227(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 30.8%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 7 of 25 Pages

1.	Name of Reporting Persons: Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 2,591,244(1)(2)
	7.	Sole Dispositive Power: 2,591,244
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,591,244(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.7%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 8 of 25 Pages

1.	Name of Reporting Persons: Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 2,591,244(1)(2)
	7.	Sole Dispositive Power: 2,591,244
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,591,244(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.7%(3)
12.	Type of Reporting Person (See Instructions): OO

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 9 of 25 Pages

1.	Name of Reporting Persons: BCP IV GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 3,472,709(1)(2)
	7.	Sole Dispositive Power: 123,718,936
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 123,718,936(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 31.7%(3)
12.	Type of Reporting Person (See Instructions): OO

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 10 of 25 Pages

1.	Name of Reporting Persons: Blackstone LR Associates (Cayman) IV Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 120,246,227(1)(2)
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 120,246,227(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 30.8%(3)
12.	Type of Reporting Person (See Instructions): OO

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 11 of 25 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 123,718,936(1)(2)
	7.	Sole Dispositive Power: 123,718,936
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 123,718,936(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 31.7%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 12 of 25 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 123,718,936(1)(2)
	7.	Sole Dispositive Power: 123,718,936
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 123,718,936(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 31.7%(3)
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 13 of 25 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 123,718,936(1)(2)
	7.	Sole Dispositive Power: 123,718,936
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 123,718,936(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 31.7%(3)
12.	Type of Reporting Person (See Instructions): OO

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 14 of 25 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 123,718,936(1)(2)
	7.	Sole Dispositive Power: 123,718,936
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 123,718,936(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 31.7%(3)*
12.	Type of Reporting Person (See Instructions): PN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 15 of 25 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 123,718,936(1)(2)
	7.	Sole Dispositive Power: 123,718,936
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 123,718,936(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 31.7%(3)
12.	Type of Reporting Person (See Instructions): OO

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

13G

CUSIP No. G5315B107	Page 16 of 25 Pages

1.	Name of Reporting Persons: Steven A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 126,310,180(1)(2)
	7.	Sole Dispositive Power: 126,310,180
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 126,310,180(1)(2)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 32.7%(3)
12.	Type of Reporting Person (See Instructions): IN

(1)	The number of common shares reported as beneficially owned excludes an aggregate 154,379,137 common shares publicly reported as owned by the Warburg Pincus Investors (as defined in Item 4 of this Schedule 13G) in such entities’ most recent Form 4, filed with the Securities and Exchange Commission on May 18, 2011 which the Reporting Person may be deemed to beneficially own pursuant to the terms of the Shareholders Agreement (as defined in Item 8, below).
(2)	The reporting person expressly disclaims beneficial ownership with respect to any common shares other than the common shares owned of record by such reporting person.
(3)	The calculation of the foregoing percentage is based on 389,867,068 Common Shares outstanding as of November 1, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 filed with the Securities and Exchange Commission on November 10, 2011.

Item 1.	(a).	Name of Issuer

Kosmos Energy Ltd. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

56 East Bell Drive, Warsaw, Indiana

Item 2	(a).	Name of Person Filing

Item 2	(b).	Address of Principal Business Office

Item 2	(c).	Citizenship

(i) Blackstone Capital Partners (Cayman) IV L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(ii) Blackstone Capital Partners (Cayman) IV-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iii) Blackstone Family Investment Partnership (Cayman) IV-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(iv) Blackstone Participation Partnership (Cayman) IV L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(v) Blackstone Management Associates (Cayman) IV L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vi) Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vii) Blackstone Family GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii) BCP IV GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix) Blackstone LR Associates (Cayman) IV Ltd.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(x) Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xi) Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii) Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii) The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv) Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv) Steven A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

Blackstone Capital Partners (Cayman) IV L.P. (“BCP Cayman IV”) directly holds 118,316,712 Common Shares. Blackstone Capital Partners (Cayman) IV-A L.P. (“BCP Cayman IV-A”) directly holds 1,929,515 Common Shares. Blackstone Family Investment Partnership (Cayman) IV-A L.P. (“BFIP”) directly holds 3,120,870 Common Shares. Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P. (“BFIP SMD”) directly holds 2,591,244 Common Shares. Blackstone Participation Partnership (Cayman) IV L.P. (“BPP”, together with BCP Cayman IV, BCP Cayman IV-A, BFIP and BFIP SMD, the “Blackstone Funds”) directly holds 351,839 Common Shares.

The general partner of BFIP SMD is Blackstone Family GP L.L.C., which is wholly owned by Blackstone’s senior managing directors and controlled by Mr. Stephen A. Schwarzman, its founder. The general partner of BCP Cayman IV and BCP Cayman IV-A is Blackstone Management Associates (Cayman) IV L.P. (“BMA”). Blackstone LR Associates (Cayman) IV Ltd (“BLRA”) and BCP IV GP L.L.C (“BCP IV”) are the general partners of BMA. BCP IV is the general partner of BFIP and BPP. Blackstone Holdings III L.P. is the sole member of BCP IV. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Mr. Stephen A. Schwarzman is director and controlling person of BLRA.

Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the Common Shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such Common Shares.

Item 2	(d).	Title of Class of Securities:

Common Shares, par value $0.01 (the “Common Shares”)

Item 2	(e).	CUSIP Number:

G5315B107

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:

As of December 31, 2011, each of the Reporting Persons may be deemed to be the beneficial owner of the Common Shares listed on such Reporting Person’s respective reporting page. BCP Cayman IV directly holds 118,316,712 Common Shares. BCP Cayman IV-A directly holds 1,929,515 Common Shares. BFIP directly holds 3,120,870 Common Shares. BFIP SMD directly holds 2,591,244 Common Shares. BPP directly holds 351,839 Common Shares.

	(b)	Percent of class:

The Quarterly Report on Form 10-Q of the Company for the period ended September 30, 2011, filed with the Securities and Exchange Commission on November 10, 2011, indicated that there were 389,867,068 outstanding Common Shares as of November 1, 2011. Based on this number of outstanding Common Shares, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding Common Shares as listed on such Reporting Person’s respective reporting page.

	(c)	Number of Shares as to which the Reporting Person has:

Blackstone Capital Partners (Cayman) IV L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

118,316,712

		(iii)	Sole power to dispose or to direct the disposition of:

118,316,712

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Capital Partners (Cayman) IV-A L.P

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

1,929,515

		(iii)	Sole power to dispose or to direct the disposition of:

1,929,515

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Family Investment Partnership (Cayman) IV-A L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

3,120,870

		(iii)	Sole power to dispose or to direct the disposition of:

3,120,870

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Participation Partnership (Cayman) IV L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

351,839

		(iii)	Sole power to dispose or to direct the disposition of:

351,839

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Management Associates (Cayman) IV L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

120,246,227

		(iii)	Sole power to dispose or to direct the disposition of:

120,246,227

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

2,591,244

		(iii)	Sole power to dispose or to direct the disposition of:

2,591,244

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Family GP L.L.C.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

2,591,244

		(iii)	Sole power to dispose or to direct the disposition of:

2,591,244

		(iv)	Shared power to dispose or to direct the disposition of:

0

BCP IV GP L.L.C.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

3,472,709

		(iii)	Sole power to dispose or to direct the disposition of:

123,718,936

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone LR Associates (Cayman) IV Ltd.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

120,246,227

		(iii)	Sole power to dispose or to direct the disposition of:

0

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings III L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

123,718,936

		(iii)	Sole power to dispose or to direct the disposition of:

123,718,936

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings III GP L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

123,718,936

		(iii)	Sole power to dispose or to direct the disposition of:

123,718,936

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Holdings III GP Management L.L.C.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

123,718,936

		(iii)	Sole power to dispose or to direct the disposition of:

123,718,936

		(iv)	Shared power to dispose or to direct the disposition of:

0

The Blackstone Group L.P.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

123,718,936

		(iii)	Sole power to dispose or to direct the disposition of:

123,718,936

		(iv)	Shared power to dispose or to direct the disposition of:

0

Blackstone Group Management L.L.C.

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

123,718,936

		(iii)	Sole power to dispose or to direct the disposition of:

123,718,936

		(iv)	Shared power to dispose or to direct the disposition of:

0

Steven A. Schwarzman

		(i)	Sole power to vote or to direct the vote:

0

		(ii)	Shared power to vote or to direct the vote:

126,310,180

		(iii)	Sole power to dispose or to direct the disposition of:

126,310,180

		(iv)	Shared power to dispose or to direct the disposition of:

0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

(1) The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act. The Joint Filing Agreement among the Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d-1(k) of the Act is attached hereto as Exhibit 99.1.

(2) Given the terms of the Shareholders Agreement (the “Shareholders Agreement”) dated May 10, 2011 among the Company and each of the Blackstone Investors (as defined below) and the Warburg Pincus Investors (as defined below), each of the Reporting Persons may be deemed to be a member of a “group” within the meaning of Section 13(d)(3) of the Act. Each Reporting Person expressly disclaims beneficial ownership with respect to any Common Shares other than the Common Shares owned of record by such Reporting Person.

Investor Funds

Blackstone Investors

1.      Blackstone Capital Partners (Cayman) IV L.P.

2.      Blackstone Capital Partners (Cayman) IV-A L.P.

3.      Blackstone Family Investment Partnership (Cayman) IV-A L.P.

4.      Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.

5.      Blackstone Participation Partnership (Cayman) IV L.P.

Warburg Pincus Investors

1.      Warburg Pincus International Partners, L.P.

2.      Warburg Pincus Netherlands International Partners I, C.V.

3.      WP-WPIP Investors, L.P.

4.      Warburg Pincus Private Equity VIII, L.P.

5.      Warburg Pincus Netherlands Private Equity VIII I, C.V.

6.      WP-WP VIII Investors, L.P.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV L.P.
By: Blackstone Management Associates (Cayman) IV L.P., its general partner
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS (CAYMAN) IV-A L.P.
By: Blackstone Management Associates (Cayman) IV L.P., its general partner
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A L.P.
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) IV-A SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) IV L.P.
By: BCP IV GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BCP IV GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) IV L.P.
By: Blackstone Holdings III L.P., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE LR ASSOCIATES (CAYMAN) IV L.P.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Director

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P,, its General Partner
By: Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

EXHIBIT LIST

Exhibit A Joint Filing Agreement, dated as of February 14, 2012, by and among Blackstone Capital Partners (Cayman) IV L.P.; Blackstone Capital Partners (Cayman) IV-A L.P.; Blackstone Family Investment Partnership (Cayman) IV-A L.P.; Blackstone Participation Partnership (Cayman) IV L.P.; Blackstone Management Associates (Cayman) IV L.P.; Blackstone Family Investment Partnership (Cayman) IV-A SMD L.P.; Blackstone Family GP L.L.C.; BCP IV GP L.L.C.; Blackstone LR Associates (Cayman) IV L.P.; Blackstone Holdings III L.P.; Blackstone Holdings III GP L.P.; Blackstone Holdings III GP Management L.L.C.; Blackstone Group L.P.; Blackstone Group Management L.L.C.; and Steven A. Schwarzman.